================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        ASSISTED LIVING CONCEPTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         ASSISTED LIVING CONCEPTS, INC.

                                 _____________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

     The 1998 Annual Meeting of Stockholders of Assisted Living Concepts, Inc. (the "Company") will be held at the Kingstad Meeting Center, 5933 NE Win Sivers Drive, Portland, Oregon, on Wednesday, May 20, 1998 at 11:00 a.m. local time, for the following purposes:

     ( 1 ) To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors;

     ( 2 ) To transact such other business as may properly come before the meeting.

     Only stockholders whose names appear of record on the books of the Company at the close of business on April 1, 1998, are entitled to notice of, and to vote at, such Annual Meeting or any adjournments thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the directors nominated in Proposal
1. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

     You are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                              By order of the Board of Directors



                              Sandra Campbell
                              Secretary
Portland, Oregon
April 23, 1998

                ASSISTED LIVING CONCEPTS, INC., AND SUBSIDIARIES

                                ________________

                                PROXY STATEMENT

     This proxy statement is furnished to the stockholders of Assisted Living Concepts, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 20, 1998 at 11:00 a.m., local time, and at any and all adjournments thereof (the "Annual Meeting"). The approximate date on which this proxy statement and the form of proxy solicited on behalf of the Board of Directors will be sent to the Company's stockholders is April 23, 1998.

     On April 1, 1998, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 15,742,062 shares of common stock, par value $0.01 per share (the "Shares" or the "Common Stock"), outstanding. Each such Share is entitled to one vote on all matters properly brought before the meeting. The five nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but otherwise have no legal effect in the election of directors. Stockholders are not permitted to cumulate their Shares for the purpose of electing directors or otherwise. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, proxies that reflect abstentions as to a particular proposal will be treated as voted for the purpose of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as voted for or against that proposal.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

     The principal executive offices of the Company are located at 9955 S.E. Washington Street, Suite 303, Portland, Oregon 97216.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors will be elected to hold office until the 1998 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

     The nominees for election as directors at the Annual Meeting are William McBride III, Keren Brown Wilson, Richard C. Ladd, Bradley G. Razook and Gloria Cavanaugh, each of whom is presently serving as a director of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 1998 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                                   DIRECTORS

     The following information concerning the directors of the Company is given as of March 31, 1998.

            NAME                  AGE                                 POSITION
            ----                  ---                                 --------
William McBride III               38       Chief Executive Officer and Chairman of the Board of Directors
Keren Brown Wilson                49       Chief Operating Officer, President and Vice Chairman
Richard C. Ladd (1)(2)            59       Director
Bradley G. Razook (2)             41       Director
Gloria Cavanaugh(1)(2)            55       Director

__________________

(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.

     WILLIAM MCBRIDE III is a co-founder of the Company and has been a director since its formation, and currently serves as Chief Executive Officer and Chairman of the Board of Directors. From August 1992 to September 1997, Mr. McBride served as President and Chief Operating Officer of LTC Properties, Inc. ("LTC"), a health care real estate investment trust specializing in the long-term care industry, which was co-founded by Mr. McBride in 1992. Prior to founding LTC, Mr. McBride was employed from April 1988 to July 1992 by Beverly Enterprises, Inc., an owner/operator of long-term care facilities, retirement living facilities and pharmacies where he served as Vice President, Controller and Chief Accounting Officer. From 1982 to 1988, Mr. McBride was employed by the public accounting firm of Ernst & Young. Mr. McBride served as a member of the board of directors of LTC from August 1992 to September 1997 and currently serves on the board of directors of Malan Realty Investors, Inc.

     DR. KEREN B. WILSON is a co-founder of the Company and became the President/Chief Operating Officer of the Company upon its formation in July 1994, and currently serves as Vice Chairman of the Board of Directors. Dr. Wilson has over twenty years of experience in aging service delivery systems and has, for the past twelve years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, a corporation which specializes in the development and management of assisted living residences. From 1992 to August 1994, Dr. Wilson was also President of Sterling Management Company, a company which provides management services to private (non-Medicaid) assisted living facilities in the state of Kansas. From 1986 to 1988, Dr. Wilson was a Senior Vice President at Milestone, Inc., an assisted living development and management company. Prior to 1986, Dr. Wilson was an owner and management agent for Park Place Living Center in Portland, Oregon, and the Director of Research and Education for the Oregon Association of Homes for the Aging in Portland, Oregon. Since 1983, Dr. Wilson has also been an Associate Professor at the Institute for Aging at Portland State University. In these capacities, Dr. Wilson was responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the state's first Medicaid-eligible assisted living residence.

     RICHARD C. LADD has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and social services consulting firm. He is also co-director of the National Long-Term Care Balancing Project and is an adjunct assistant professor at the School of Internal Medicine, University of Texas Medical Branch at Galveston, Texas. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. He is also a member of numerous professional and honorary organizations.

     BRADLEY G. RAZOOK has been a director of the Company since August 1994.
Mr. Razook is currently Managing Director and Head of Health Care Industry Group of Schroeder & Co., Inc. From 1990 to July 1997, Mr. Razook was Executive Vice President of National Westminster Bank PLC, New York Branch (NatWest Markets). Prior to being appointed Executive Vice President, Mr. Razook held the position of Managing Director. From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm.

     GLORIA J. CAVANAUGH was appointed as a director of the Company on September 7, 1997. Ms. Cavanaugh has been the executive director of the American Society on Aging since 1975. From 1968 to 1975, she was Director of Continuing Education at the Andrus Gerontology Center, University of Southern California. Ms. Cavanaugh has almost thirty years experience developing and offering educational programming on aging issues, including such areas as aging in place/housing and assisted living. Ms. Cavanaugh serves on the Board of Directors of Generations United, The National Alliance for Caregiving, The National Policy and Resource Center on Women and Aging and the Center for Assistive Technology, State University of New York at Buffalo.

Board of Directors and Committees of the Board

     The Board of Directors held 27 meetings during 1997. During that period, no incumbent director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which he or she served.

     The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee.

     The Audit Committee is presently comprised of Mr. Ladd, Ms. Cavanaugh and
Mr. Razook.   Mr. Ladd and Ms. Cavanaugh serve as co-chairpersons of the
Committees. Mr. McBride served as the chairman of the Audit Committee until his resignation on September 8, 1997 as a result of his intended appointment as Chief Executive Officer on October 3, 1998. Mr. Dimitriadis served as a member of the Audit Committee until his resignation from the Board of Directors on September 8, 1997. The Audit Committee is authorized to select and recommend to the Board of Directors the independent accountants to serve the Company for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of the Company's system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management. During the fiscal year ended December 31, 1997, the Audit Committee held two meetings.

     The Compensation Committee is presently comprised of Mr. Razook, Mr. Ladd and Ms. Cavanaugh. Mr. Razook serves as the chairman of the Committee. Mr. McBride served as a member of the Compensation Committee until his resignation on September 8, 1997 as a result of his intended appointment as Chief Executive Officer on October 3, 1998. Mr. Dimitriadis served as chairman of the Compensation Committee until his resignation from the Board of Directors in September 1997. The Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation Committee also is responsible for the administration of the Company's 1994 Amended and Restated Stock Option Plan and is authorized to determine the options to be granted under the plan and the terms and provisions of such options. During the fiscal year ended December 31, 1997, the Compensation Committee held one meeting.

     Each non-employee director receives a fee of $12,000 per year for services as a director, plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, the Company reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company. During 1997, the Company granted the non-employee directors non-qualified stock options to purchase a total of 45,000 shares of Common Stock at $16.50 per share. Each of the non-employee directors received options to purchase 15,000 shares. Such options vest ratably on each of November 25, 1998, 1999 and 2000 or such director's earlier death or disability, and are exercisable within ten years from the date of grant.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of March 31, 1998 with respect to the beneficial ownership of the Common Stock of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its Shares, (2) each director of the Company, (3) the Chief Executive Officer for the fiscal year ended December 31, 1997 and (4) the Company's directors and executive officers as a group.

                                                                 SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                        OWNED(2)                PERCENT OF CLASS
----------------------------------------------------------------------------------------------------------
William McBride III                                              494,000                      3.1%
Keren B. Wilson                                                  927,845                      5.8%
Richard C. Ladd                                                   40,000                      *
Bradley G. Razook (3)                                             69,000                      *
170 Water Street, 20th Floor
New York, NY  10038
Baron Capital Group, Inc. (4)                                    803,600                      5.1%
767 Fifth Avenue
24th Floor
New York, NY  10153
AMVESCAP PLC (5)                                                 873,721                      5.6%
11 Devonshire Square
London EC2M 4YR
England
FMR Corp. (6)                                                  1,203,000                      7.6%
82 Devonshire Street
Boston, MA  02109
ARK Asset Management Co., Inc. (7)                             1,625,000                     10.3%
One New York Plaza
New York, NY  10004
All directors and executive officers as a group                1,615,843                     10.0%
(11 persons)
___________

*       Less than 1%
( 1 ) Except as otherwise noted below, the address of the Company's directors and officers is c/o Assisted Living Concepts, Inc., 9955 S.E. Washington, Suite 201, Portland, Oregon, 97216.
( 2 ) Includes options to purchase 135,000 shares of Common Stock held by Mr. McBride, 178,333 by Dr. Wilson, 40,000 by Mr. Ladd and 55,000 by Mr. Razook, which are exercisable within 60 days of March 31, 1998.
( 3 )   Includes 14,000 shares owned by Mr. Razook's son.
( 4 )   Based on the Form 13G as filed on February 17, 1998.
( 5 )   Based on the Form 13G as filed on February 12, 1998.
( 6 )   Based on the Form 13G as filed on February 9, 1998.
( 7 )   Based on the Form 13G as filed on February 4, 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid during the fiscal year ended December 31, 1997 to the Company's Named Executive Officers. No other executive officer of the Company received total compensation of $100,000 or more in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                       Compensation
                                         ANNUAL COMPENSATION(1)                           Awards
                       --------------------------------------------------------   --------------------------
                                                                  Other Annual     Restricted     Securities       All Other
                                                                     Compen-         Stock          Under-          Compen-
       Name and            YEAR           Salary         Bonus       sation          Awards         lying           sation
  Principal Position                       ($)            ($)          ($)           ($)(2)        Options (#)        ($)
----------------------------------------------------------------------------------------------------------------------------
William McBride III (3)     1997          ---             ---          ---          3,400,000          ---            ---
 Chief Executive                                                                                       ---            ---
  Officer and Chairman                                                                                 ---            ---

Keren B. Wilson             1997        $200,000          ---          ---            850,000                         ---
 Chief Operating            1996         130,000          ---          ---              ---           15,000          ---
  Officer, President,       1995         100,000          ---          ---              ---           15,000          ---
  Vice Chairman


Stephen J. Gordon(4)        1997        $100,000          ---          ---              ---            ---            ---
 Vice President and         1996          79,125          ---          ---              ---            ---            ---
  Treasurer                 1995          29,840          ---          ---              ---           40,000          ---


Connie Baldwin              1997        $100,000          ---          ---              ---           25,000          ---
 Vice President/            1996          79,791          ---          ---              ---            ---            ---
 Field Operations           1995          59,166          ---          ---              ---           60,000          ---

_____________

(1) Excludes certain perquisites and other personal benefit amounts, such as car allowance, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive.
(2) Restricted stock awards are valued in the table above at their fair market value based on $17.00, the per share closing price of the Company's Common Stock on the American Stock Exchange on the date of the award. At December 31, 1997, Mr. McBride and Dr. Wilson held 200,000 and 50,000 shares, respectively, of restricted stock valued at $3,950,000 and $987,500, respectively (calculated by multiplying the amount of restricted stock by the closing market price of $19.75 on the last trading day of 1997). Dividends are payable on the restricted stock to the extent paid on all other shares of Common Stock. Shares of restricted stock vest in equal installments over four years beginning on October 3, 2001, the fourth anniversary of the date of the award, subject to acceleration in the event of a change of control.

(3) Mr. McBride became Chief Executive Officer on October 3, 1997, but did not begin receiving compensation until January 1, 1998.
(4) Mr. Gordon was employed by the Company in July 1995 and served as the Chief Financial Officer and Chief Administrative Officer through December 1997 until his appointment as Vice-President and Treasurer.

Stock Option Grants

     The following table provides information on stock options granted during 1997 to the Named Executive Officers.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                      -----------------------------------------------------------------------
                         NUMBER OF           % OF TOTAL                                              POTENTIAL REALIZABLE VALUE
                         SECURITIES           OPTIONS                                                  AT ASSUMED ANNUAL RATE
                         UNDERLYING          GRANTED TO            EXERCISE                          OF STOCK PRICE APPRECIATION
                          OPTIONS           EMPLOYEES IN            PRICE        EXPIRATION                FOR OPTION TERM (2)
NAME                     GRANTED (#)         FISCAL YEAR            ($/Sh)          DATE                5% ($)          10% ($)
------------------------------------------------------------------------------------------------------------------------------------

William McBride III             --               --                    --            --                  --              --
Keren B. Wilson                 --               --                    --            --                  --              --
Stephen J. Gordon               --               --                    --            --                  --              --
Connie Baldwin (1)             25,000            2.6%                $16.50        11/25/07           $259,419         $657,419

-------------------
(1) These options become exercisable in three equal installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.
(2) In accordance with rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

STOCK OPTION HOLDINGS

     The following table provides information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                 OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                                                      YEAR-END                  FISCAL YEAR-END (1)
                                                        ---------------------------------------------------------------
                             SHARES            VALUE
                           ACQUIRED ON       REALIZED             EXERCISABLE/                    EXERCISABLE/
         NAME              EXERCISE (#)         ($)              UNEXERCISABLE (#)               UNEXERCISABLE ($)
-----------------------------------------------------------------------------------------------------------------------
William McBride III                --              --             135,000/15,000               2,008,750/189,950
Keren Brown Wilson                 --              --             178,333/36,667               2,582,912/477,038
Stephen John Gordon                --              --              53,333/26,667                 743,462/371,738
Connie Baldwin                   20,000          217,675           26,666/38,334                 353,325/257,926

___________
(1) The closing trading price on the American Stock Exchange for the Common Stock on December 31, 1997 was $19.75.

EMPLOYMENT AGREEMENTS


     Mr. McBride and Dr. Wilson entered into employment agreements with the Company in October 1997, providing for Mr. McBride's services as Chief Executive Officer and Dr. Wilson's services as President and Chief Operating Officer.
Each agreement is for a four-year period; provided, however, that the term of each agreement will be automatically extended until the date (if any) which is the fourth anniversary of the Company's notice, or six months after the employee's notice, of a desire to terminate the agreement. Notwithstanding such "evergreen" provisions of the agreement, it may be terminated by the Company for cause or by the employee for "Good Reason." The latter is defined in the agreements as material diminution of title, duties, or salary, reduction in benefit not generally applicable to senior executive personnel, or a direction by the Board of Directors to report to any person or group other than the Board of Directors. In the event of a termination of either agreement for any reason other than "Good Reason," the employee shall be entitled to the payment of an amount equal to four times his or her annual salary. In the event of a termination for any reason other than the death or disability of the employee or a termination by the Company for cause and such termination takes place within one year of a change in control (as defined in the agreement), Mr. McBride shall be entitled to a $4.0 million termination payment and Dr. Wilson shall be entitled to a $3.0 million termination payment. The agreements also contain "gross-up" provisions to compensate the employees in the event that any payment under such contracts is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. Mr. McBride and Dr. Wilson are currently being paid compensation at the annual rate of $265,000 and $200,000, respectively.
Pursuant to the employment agreements, Mr. McBride and Dr. Wilson were awarded, without cost to them, 200,000 and 50,000 shares of "restricted stock," respectively, under the Company's 1994 Amended and Restated Stock Option Plan. The restrictions applicable to such shares lapse, and such shares will no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on October 3, 2001, the fourth anniversary of the date of award, subject to acceleration in the event of a change in control. Dividends are payable on the restricted stock to the extent paid on all other shares of Common Stock. The restricted stock does not have voting rights.

     The Company entered into an employment agreement with Ms. Connie Baldwin in March 1998 for her services as Vice President/Field Operations. The agreement is for a two year term but may be terminated by the Company for "Cause" (as defined in the agreement) or by the employee at any time upon 90 days written notice. In the event of a termination by the Company other than for "Cause" or a termination within one year after a change in control (as defined in the agreement), the employee shall be entitled to the payment of an amount equal to twice her annual salary. The agreement provides that the annual compensation will be established each year by the President or Chief Executive Officer of the Company subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Baldwin's current annual compensation is $125,000. The agreement further provides that Ms. Baldwin is subject to confidential information restrictions for as long as Ms. Baldwin possesses any such confidential information and non-competition provisions for the duration of the employment agreement and one year thereafter.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") is presently comprised of Mr. Razook, Mr. Ladd and Ms. Cavanaugh. Mr. Razook serves as the Chairman of the Committee. Mr. McBride served as a member of the Compensation Committee until his resignation September 8, 1997 as a result of his intended appointment as Chief Executive Officer in October 1997. Mr. Dimitriadis served as Chairman of the Compensation Committee until his resignation from the Board of Directors in September 1997.

     The Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Committee is also responsible for the administration of the Company's 1994 Amended and Restated Stock Option Plan and is authorized to determine the options to be granted under the plan and the terms and provisions of such options. The Company has eight executive officers.

Compensation Philosophy

     The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with the overall performance of the Company as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

     In determining the level and composition of compensation for the executive officers of the Company, the Committee considers various corporate and individual performance measures. Although the Committee considers earnings per share as an important measure of Company performance, the Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also evaluates other external factors such as market conditions as well as compensation practices and financial performance of other companies in the assisted living residence business.

Base Salaries

     Base salaries are reviewed and adjusted by the Committee on an annual basis. The Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group.

Bonuses

     Bonuses are awarded based on the overall performance of the Company and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments.

Stock Option Plan

     The Committee administers the Company's 1994 Amended and Restated Stock Option Plan, as amended (the "Plan"), which provides for grants of incentive and nonqualified stock options as well as the award of shares of restricted stock. Under the Plan, options are granted and shares of restricted stock are awarded to provide incentives to the Company's directors, officers, key employees and consultants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Currently, the Plan has no pre-set formula or criteria for determining the number of options that may be granted, except that no person can be granted options or restricted stock in any calendar year covering more than 200,000 shares of Common Stock. The Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers.

     During 1993, the Internal Revenue Code of 1986, as amended, (the "Code") was amended to include Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the chief executive officer and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. In structuring the Company's compensation programs and in determining the appropriateness of awards, the Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics, and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment, the Committee intends to design the Company's compensation programs to conform with the regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for awards as part of executive compensation that are performance-based and thus deductible by the Company. However, this commitment does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if there exists sound corporate reasons for so doing.

Chief Executive Officer

     Dr. Wilson served as the Company's CEO through October 3, 1997 at which time she was appointed as President, Chief Operating Officer and Vice-Chairman of the Board of Directors. Pursuant to the terms of her original employment agreement, which were determined when the terms of the Company's initial public offering were negotiated in November of 1994 and not by the Compensation Committee, Dr. Wilson, in her capacity as CEO, received salary at the annual rate of

$130,000 through October 2, 1997.   Although Mr. McBride was appointed as CEO of
the Company as of September 8, 1997, no cash compensation was paid to Mr. McBride during 1997.

     In late 1997, in connection with the employment of Mr. McBride, the Committee undertook a review of the Company's executive employment and compensation arrangements. As a result of this review, the Committee determined to recommend, and the Board of Directors approved, the offering of employment agreements to Mr. McBride, Dr. Wilson and Ms. Baldwin. The terms of the employment agreements of the Named Executive Officers are summarized under the caption "Executive Compensation - Employment Agreements." In addition to formalizing the current terms under which the executives are employed, these agreements provide for certain enhanced employee benefits and severance payments and thus provide benefits the Committee believes are more in line with competitive practices. These benefits were provided both in recognition of past service and as an inducement to enter into long-term agreements.

     In connection with their new employment agreements, both Dr. Wilson and Mr. McBride also received restricted stock awards at no cost to them valued on the date of award at $850,000 (50,000 shares) and $3,400,000 (200,000 shares), respectively. With respect to Dr. Wilson, the Committee believes this award was merited by Dr. Wilson's performance as CEO in 1997 along with the Company's
overall performance.   With respect to Mr. McBride,  the Committee determined
that the restricted stock award was merited based on his previous substantial contributions to the Company in his role as a director and in order to induce Mr. McBride to enter into a long-term employment contract with the Company as its new CEO. The restricted stock awards for both Dr. Wilson and Mr. McBride vest ratably over a four year period beginning on October 3, 2001. In making such awards, the Committee took into account that any compensation realized by either Mr. McBride or Dr. Wilson with respect to such awards will not qualify as "performance based compensation" for purposes of Section 162(m) and as a result such compensation will not be deductible to the extent it causes aggregate compensation payable to either Mr. McBride or Dr. Wilson exceed the Section 162(m) $1 million dollar limit discussed above. Additional information with respect to these awards is described in footnote 2 to the Summary Compensation Table.

                              Bradley Razook, Chairman
                              Richard Ladd
                              Gloria Cavanaugh

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

     The following Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

     The following graph compares the Company's cumulative total stockholder return on its Common Stock (no dividends have been paid thereon) with the cumulative total return, assuming reinvestment of dividends, of (i) S & P Healthcare Composite and (ii) American Stock Exchange from November 22, 1994, the first day of trading of the Common Stock on the American Stock Exchange, to December 31, 1997. The comparison assumes $100 was invested on November 22, 1994 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.

     The historical stock price performance of the Common stock shown on the Stock Performance Graph set forth below is not necessarily indicative of future stock price performance.



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ASSISTED LIVING CONCEPTS, AMEX MAJOR MARKET AND S&P HEALTHCARE COMPOSITE

                        PERFORMANCE GRAPH APPEARS HERE


                                             AMEX             S&P Healthcare
                          ALC             Major Market           Composite
                          ---             ------------           ---------
11/22/94                  100.00             100.00                100.00
12/30/94                   91.89             104.48                103.15
12/29/95                  141.89             143.45                162.71
12/31/96                  164.86             183.02                196.22
12/31/97                  427.01             234.04                282.06

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee is presently comprised of Mr. Razook, Mr. Ladd and Ms. Cavanaugh. Mr. McBride served on the Compensation Committee until his appointment as Chief Executive Officer in September 1997. Mr. Dimitriadis served as the chairman of the Compensation Committee until his resignation from the Board of Directors in September 1997.

     Mr. Razook, a director of the Company, is Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. ("Schroders"), an investment banking firm. Schroders acted as lead underwriter in connection with the sale of $86.3 million in principal amount of 6% convertible subordinated debentures and 4.1 million of Common Stock in underwritten public offerings in October 1997. In addition, in April 1998 Schroders acted as placement agent in connection with the sale of $75 million in principal amount of 5.625% convertible subordinated debentures. Schroders and its affiliates may provide additional investment banking services to the Company in the future.

                              CERTAIN TRANSACTIONS

HCI ACQUISITION

     In October 1997, the Company acquired Home and Community Care, Inc. ("HCI") for a cash purchase price of $5.3 million dollars and agreed to make "earnout" payments to the HCI stockholders over a two year period based on the number of HCI's assisted living residence sites which the Company elects to complete during the two-year period following the closing. The terms of the acquisition were approved by a committee of independent directors. LTC and certain officers and directors of the Company were officers, directors or stockholders of HCI. LTC, Mr. McBride and Dr. Wilson's spouse, owned 41.2%, 13.9% and 4.7%, respectively, of HCI's outstanding common stock at the time of acquisition, substantially all of which was acquired in March 1997. Prior to the acquisition, HCI effected a distribution to its stockholders, which resulted in a return of their investment with respect to the HCI capital stock held by them. As a result of the HCI acquisition, LTC, Mr. McBride and Dr. Wilson's spouse received $2,000,000, $500,000 and $200,000, respectively, in cash at the closing and are expected to receive up to approximately $1,700,000, $570,000 and $195,000, respectively, based on HCI's projection as of March 31, 1998 of sites to be developed. Prior to the acquisition, HCI paid the Company $600,000 in development and licensing fees and $48,000 in rent related to home health care agencies operated at eight of the Company's assisted living residences.

CARRIAGE HOUSE ACQUISITION

     On October 31, 1997, the Company issued 337,449 shares of Common Stock in connection with its acquisition of Carriage House Assisted Living, Inc. ("Carriage House"), a privately-held developer and operator of assisted living residences in Nebraska. This transaction was approved by the independent directors. LTC and Mr. McBride, who was a director of Carriage House, owned 9.1% and of 9.2%, respectively, of its common stock, which they acquired in May 1996 for no cash consideration. Upon completion of the Carriage House acquisition, LTC and Mr. McBride received 30,847 and 31,314 shares, respectively, of the Company's Common Stock valued at $484,297 and $491,630, respectively.

TRANSACTIONS WITH LTC

     Through September 8, 1997, two members of the Company's Board of Directors served as executive officers of LTC. On September 8, 1997 Mr. Dimitriadis resigned from the Company's

Board of Directors and Mr. McBride resigned as an executive officer and member of the Board of Directors of LTC. During 1997, the Company sold to and leased back from LTC 20 residences (788 units) for a sale price of $51.4 million and paid LTC rent of $3,900,000. The residences were sold at approximate cost. The Company also received $43.2 million of mortgage financing from LTC on 19 residences, which were to be converted to sale leaseback transactions by June 1998. As of December 31, 1997, the Company had converted or had repaid the mortgage financing on all of the properties except one ($2.2 million) which was subsequently sold and leased back after December 31, 1997. Interest on these mortgages was paid on a monthly basis ranging from 9.9% to 10.4% per annum and aggregated $5.4 million in 1997. These mortgage financings were in connection with a $50 million commitment with LTC to provide financing through sale and leaseback arrangements. The commitment was renegotiated and $22.5 million remains to close through September 30, 1998. As of December 31, 1997, an additional $113,000,000 of sale leaseback financing commitments with LTC remained outstanding which, pursuant to their terms, must be closed by various dates through December 31, 2000. The Company also assumed four additional leases with LTC as a result of the Carriage House acquisition and paid LTC rent pursuant to such leases of $159,000 in 1997.

     During 1997, the Company paid approximately $414,906 to LTC Development Company, Inc. ("LDC"), a wholly-owned subsidiary of LTC, for market feasibility analysis, preacquisition services and construction management oversight. The Company terminated its relationship with LDC in the fourth quarter of 1997 and, in December 1997, the Company acquired certain assets of LDC for $59,000.

TRANSACTIONS WITH SHS

     During 1997, Supportive Housing Services, Inc. ("SHS"), a company that is owned 80% by Dr. Wilson's spouse, provided services to the Company for market feasibility analysis, pre-acquisition services and construction management oversight for residences of the Company under development. The Company paid $480,000 for these services during the last quarter of 1997.

OTHER

     The Company leases six residences from Assisted Living Facilities, Inc. ("ALF"). Dr. Wilson's spouse owns a 25% interest in ALF. During 1997, the Company paid ALF aggregate lease deposits of $31,500 and rent of $1.1 million. In addition, the Company leased one residence from Oregon Heights Partners in 1997, in which Dr. Wilson's spouse owns through CCL a 34% interest. During 1997, the Company paid Oregon Heights Partners $50,000 in lease deposits and $278,000 in rent.

     During 1997, Concepts in Community Living, Inc. ("CCL"), a company owned by Dr. Wilson's spouse, provided feasibility studies and pre-development consulting services with respect to certain assisted living residence sites being developed and constructed by the Company. Such services were provided to LDC, SHS and certain other developers of the Company's assisted living residences. CCL received approximately $575,000 for rendering such services in 1997.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers, directors and greater than ten-percent stockholders to file with the Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons or entities are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997 all
Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with except that Ms. Cavanaugh failed to timely file a Form 3 and Form 4, Dr. Wilson failed to timely file four Form 4s, Mr. Ladd failed to timely file two Form 4s, Mr. Razook failed to timely file one Form 4. The Company has instituted procedures to ensure timely compliance in the future.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick L.L.P. audited the Company's financial statements for the period ended December 31, 1997 and have been the Company's auditors since November 3, 1995. The directors have selected the firm of KPMG Peat Marwick, L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1998. A representative of KPMG Peat Marwick, L.L.P. is expected to be present at the May 20, 1998 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                    PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the SEC provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 24, 1998 and must otherwise comply with the applicable provisions of the Exchange Act and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of American Stock Transfer Company, Inc. for out-of-pocket expenses, to assist in the solicitation of proxies.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1997, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT 9955 S.E. WASHINGTON, SUITE 303, PORTLAND, OR 97216.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                              By Order of the Board of Directors



                              Sandra Campbell
                              Secretary
Portland, Oregon
April 23, 1998

                        ASSISTED LIVING CONCEPTS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1998

     The undersigned hereby appoints KEREN BROWN WILSON and WILLIAM MCBRIDE III, or either of them, each with power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this Proxy Card, the shares held of record by the undersigned at the annual meeting of stockholders of Assisted Living Concepts, Inc., to be held at Kingstad Meeting Center, 5933 NE Win Sivers Drive, Portland, Oregon, on Wednesday, May 20, 1998 at 11:00 a.m. local time, or any adjournments or postponements thereof, as designated on the reverse, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                   FOR     WITHHELD
1. Election of                            NOMINEES: Keren Brown Wilson
   Directors       [_]       [_]                    William McBride III
                                                    Gloria Cavanaugh
                                                    Richard C. Ladd
                                                    Bradley G. Razook

For, except vote withheld from the following nominee(s)

_______________________________________________________

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM (1).

In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENVELOPE
PROVIDED.

SIGNATURE _____________________________   DATE _______________________

SIGNATURE _____________________________   DATE _______________________

IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian add such title to your signature.

--------------------------------------------------------------------------------